Exhibit 99.1

Select Energy Services Announces Two Permian Recycling Facility Projects, Strategic Technology Investment And Preliminary Unaudited Results And Conference Call Schedule For The Fourth Quarter Of 2020

Commencement of two produced water recycling facility projects in the Permian Basin backed by long-term contracts totaling 80,000 barrels per day of capacity

$3 million strategic investment in Deep Imaging Technologies, a leading downhole frac fluid tracking and imaging technology company

Preliminary unaudited revenue range of $130 – $135 million in the fourth quarter of 2020, a sequential increase of 31% at the midpoint of the range relative to the third quarter of 2020

HOUSTON, Feb. 1, 2021 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of water management and chemical solutions to the U.S. unconventional oil and gas industry, today announced the commencement of two new produced water recycling facility projects in the Permian Basin, a strategic investment in Deep Imaging Technologies, Inc. ("Deep Imaging"), a leading frac fluid tracking and imaging technology company, as well as preliminary fourth quarter 2020 financial results and conference call schedule.

John Schmitz, President and CEO, stated, "We are pleased to have the opportunity to partner with two leading E&P companies in the Permian Basin to provide full life-cycle produced water recycling solutions that we believe will both lower our customers' operating costs and reduce their environmental footprint. Responsibly managing water resources through our operations to help conserve fresh water and protect the environment drives the industry's continued progress towards sustainability goals. These projects further strengthen Select's position as the industry leader in total water management and chemical solutions.

"Additionally, we are continuing to innovate and find new ways to help our customers decrease their costs and improve their well performance," added Schmitz. "As part of this effort, we are pleased to announce a strategic investment in Deep Imaging, a leader in downhole frac fluid tracking and imaging. We believe it is critical to understand the interplay downhole of the water and chemical solutions we provide to our customers within the reservoir on a stage-by-stage basis. We think Deep Imaging's proprietary technology will enable us to continue to enhance the real-time visibility we can provide to our customers in the well completion and flow back process.

"We are very excited about these recent investments, and we continue to believe that additional opportunities lie ahead, particularly as we begin to see the benefits of continued momentum in the macro activity landscape. While we typically see a significant slowdown in activity in December, completion activity remained quite active, resulting in significant sequential revenue growth and incremental gross margins of approximately 40% quarter over quarter, supported by significant volume uplifts in our strategic infrastructure assets. So far, this momentum has carried over into the first quarter and we remain optimistic about our trajectory heading into the rest of 2021," concluded Schmitz.

Permian Basin Produced Water Recycling Facilities

Select was recently awarded two new produced water recycling facility contracts serving key customers in the Permian Basin. Once completed, these state-of-the-art facilities will allow Select to leverage its expertise in frac chemistry and fluid optimization to provide customers with a consistent water quality standard for use in completion activities. These investments will bring Select's total centralized produced water recycling capacity in the Permian Basin to approximately 250,000 barrels of water per day, which is supplemented by the Company's mobile recycling technologies and capabilities that are currently supporting nearly 150,000 barrels per day of active produced water recycling projects.

Select has commenced construction on the first facility, a new fixed infrastructure produced water recycling facility project serving the core of the Midland Basin in both Martin and Midland Counties, Texas. The Company expects to invest approximately $5 million in this facility, which should be fully operational by the end of the first quarter of 2021. This project is supported by a long-term contract with a leading, large independent operator in the Midland Basin for the purchase and delivery of recycled produced water. This facility will support the recycling of up to 50,000 barrels of water per day while providing 2 million barrels of recycled water storage capacity. Additional incremental capacity beyond the contracted volumes creates additional opportunity for growth with the contracted customer, as well as the opportunity to further commercialize the facility to support the needs of other operators in the area.

Select is also developing a centralized produced water recycling facility for a major integrated operator in Loving County, Texas in the Delaware Basin. This facility is designed to recycle up to 30,000 barrels of produced water per day and will be supported by 1 million barrels of adjacent recycled water storage capacity. Select expects this facility to also be fully operational by the end of the first quarter of 2021. This project supplements the Company's sizable existing footprint of water storage, distribution and recycling infrastructure in the Delaware Basin.

Investment in Frac Fluid Tracking and Imaging Technology Company

During the fourth quarter of 2020, Select made a strategic $3 million investment in Deep Imaging, a leading provider of proprietary frac fluid tracking and imaging technology to the onshore oil and gas industry. Deep Imaging utilizes patented technology to create electromagnetic fields across the lateral section of a wellbore, enabling operators to monitor subsurface frac fluid movement during hydraulic fracturing operations in real time. This technology allows for identification of potential issues that occur downhole. In doing so, operators can avoid fracturing unproductive stages that are impaired from frac hits, poor zonal isolation, or fault lines, while optimizing frac stage and well spacing. Select believes its investment in Deep Imaging provides a unique opportunity to enhance the Company's suite of full fluid life-cycle solutions.

Preliminary Unaudited Results for the Fourth Quarter of 2020

Preliminary revenue for the fourth quarter of 2020 is estimated to be between $130.0 million and $135.0 million, compared to $101.2 million in the third quarter of 2020. Net loss for the fourth quarter of 2020 is estimated to be between $19.0 million and $23.0 million as compared to a net loss of $36.3 million in the third quarter of 2020.  Adjusted EBITDA is estimated to be between $8.5 million and $10.0 million in the fourth quarter of 2020 compared to ($4.7) million in the third quarter of 2020.  Please refer to "Comparison of Non-GAAP Financial Measures" below for a reconciliation of Adjusted EBITDA (a non-GAAP measure) to net loss (the most directly comparable GAAP measure). Revenue and gross margin improvements are expected across each of the Company's three operating segments, supported by stronger-than-anticipated activity levels over the course of the fourth quarter.

Conference Call

Select will release its results for the fourth quarter of 2020 on Tuesday, February 23, 2021 after the market closes. In conjunction with the release, Select has scheduled a conference call on Wednesday, February 24, 2021 at 10:00 a.m. Eastern time / 9:00 a.m. Central time.  Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the Company's website at the address http://investors.selectenergyservices.com/events-and-presentations.  A telephonic replay of the conference call will be available through March 10, 2021 and may be accessed by calling 201-612-7415 using passcode 13715785#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. ("Select") is a leading provider of comprehensive water management and chemical solutions to the unconventional oil and gas industry in the United States.  Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, gathering and disposal.  Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well.  Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States.  For more information, please visit Select's website, http://www.selectenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "believe," "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, including significant recent reductions and potential additional reductions in capital expenditures by oil and gas producers in response to commodity prices and dramatically reduced demand; trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequently filed Quarterly Reports on Form 10-Q and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Cautionary Statement Regarding Preliminary Financial Information

The Company has prepared the preliminary financial information set forth above on a materially consistent basis with its historical financial information and in good faith based upon its internal reporting for the three months ended December 31, 2020. This financial information is preliminary and unaudited and is thus inherently uncertain and subject to change as the Company finalizes its financial results and related audit for the year ended December 31, 2020. The Company is in the process of completing its customary quarterly close and review procedures and related audit as of and for the year ended December 31, 2020, and there can be no assurance that its final results for this period will not differ from this preliminary financial information. During the course of the preparation of the Company's consolidated financial statements and related notes as of and for the year ended December 31, 2020, the Company may identify items that could cause its final reported results to be materially different from the preliminary financial information set forth above. This preliminary financial information should not be viewed as a substitute for full audited financial statements prepared in accordance with GAAP. In addition, this preliminary financial information for the three months ended December 31, 2020 is not necessarily indicative of the results to be achieved for any future period. This preliminary financial information has been prepared by and is the responsibility of management. In addition, the preliminary financial information presented above has not been audited, reviewed, or compiled by the Company's independent registered public accounting firm. Accordingly, the Company's independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information.

WTTR-ER

Comparison of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"), plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures and plus/(minus) foreign currency losses/(gains). EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net loss is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2019 as well as the "Note Regarding Non-GAAP Financial Measures" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	December 31, 2020		September 30, 2020
	High	Low	2020
	(unaudited) ($ in millions)
Net loss	$(19,000)	$(23,000)	$(36,260)
Interest expense, net	500	600	789
Income tax benefit	(1,500)	(1,000)	(201)
Depreciation and amortization	23,000	24,000	24,562
EBITDA	3,000	600	(11,110)
Non-cash loss on sale of assets or subsidiaries	2,500	3,000	1,400
Lease abandonment costs	1,750	2,000	672
Non-cash compensation expenses	1,600	1,750	2,242
Foreign currency (gain) loss, net	(100)	(100)	(13)
Non-recurring transaction costs	1,000	1,500	527
Other non-recurring charges	250	(250)	1,622
Adjusted EBITDA	$10,000	$8,500	$(4,660)

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com